                                                                   Exhibit 10.18

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                SUPPLY AGREEMENT

EIR MEDICAL, INC., a company organized and existing under the laws of Massachusetts having offices at Schlachthofstr. 4, 37124 Rosdorf, Germany (hereinafter referred to as "EIR").

NxStage Medical, Inc., a company organized and existing under the laws of Delaware having offices at 439 South Union Street, Lawrence, MA 01843 (hereafter referred to as "NxStage").

and

MEMBRANA GMBH, a company organized and existing under the laws of Germany having offices at Oehder Str. 28, D-42289 Wuppertal, Germany (hereinafter referred to as "Membrana").

WHEREAS, Membrana is engaged, inter alia, in the manufacture and sale of membranes for medical applications, in particular capillary membranes for hemodialysis, and is interested in selling such membranes to EIR;

WHEREAS, EIR is a medical products company and is engaged, inter alia, in the ESRD therapy business and intends to manufacture, among other things, hemofilters with capillary membranes and, therefore, is interested in purchasing capillary membranes from Membrana for incorporation into such filters.

NOW, THEREFORE, the parties have agreed upon the following:

Article 1: Scope of the Agreement

This Agreement shall govern all deliveries from Membrana to EIR of all blood contacting capillary membrane types for renal replacement therapy ("Products"), including without limitation, hemofiltration, hemodialysis, ultrafiltration and hemodiafiltration, that can be made available to EIR, especially including SYNPHAN(R) HF 600T and PUREMA(R) H capillary membranes as specified in the data sheets attached hereto in ANNEX I, Sheet no. 080/0105/000 and the "Specification for Primary Bundles", Sheet no. 080/0000/000 for SYNPHAN (collectively, the `SYNPHAN Specifications'), Sheet no. 084/0126/000 and the `Specification for Primary Bundles,' Sheet no. 084/0000/000 for PUREMA (collectively, the "PUREMA Specifications"). Membrana shall notify EIR in writing of any change which may have an effect on the following aspects of the Products: (i) SYNPHAN Specifications, (ii) PUREMA Specifications, or (iii) any material change to the quality control system or manufacturing process.

Article 2: Specification of Bundles

Membrana shall produce SYNPHAN and PUREMA bundles for EIR according to the specifications listed below and attached hereto as ANNEX II:

Specification Fiber Bundle SYNPHAN(R) HF600T                          S-108
Specification Fiber Bundle PUREMA(R) H                                S-119

The parties may agree to modify the above specifications and/or add additional specifications, according to EIR's needs and Membrana's capabilities. In case of a switch to a new specification, EIR shall commit to order all bundles that have been produced by Membrana pursuant to confirmed and accepted purchase orders.

If other dialysis membrane types in addition to SYNPHAN HF 600T or PUREMA will be supplied by Membrana to EIR, then a signed supplement will be added to this Agreement before the first shipment of such membranes, detailing pricing and membrane specifications. All other terms of the Agreement will remain unchanged.

Article 3: Prices

3.1 The parties agree on the following volume discounted price schedule for SYNPHAN HF 600T and PUREMA bundles.

  Annual Volume,
 (Calendar Year)
  Km of SYNPHAN
  HF 600T and/or               Average Price
PUREMA (x 10/\-6)                [euro/km]
-----------------              -------------
      [**]                          [**]
      [**]                          [**]
      [**]                          [**]
      [**]                          [**]

      For purposes of calculating prices under this table "purchases" will be calculated as the sum of kilometres invoiced during one calendar year less any returned material for which a refund has been given.

      The final price for annual volumes is calculated via linear interpolation [**], rounding volumes to the closest 1,000 kilometers. The resulting price will be rounded to two decimal places (i.e., hundredths of Euro).

      In other words, the adjusted price will be equal to the price associated with [**] associated with the [**], by (b) the quantity obtained by dividing (i) [**] by (ii) [**].

      For illustration and by way of example only, if actual annual volume equals [**] km, then the average price for purchases will be:

      [**] = actual price

      or

      [**]At the conclusion of the calendar year, when all invoices have been made out, the cumulative annual volume will be determined and the foregoing calculation shall be made by Membrana and communicated in writing to EIR by January 31 of the following year. If EIR's total kilometers of SYNPHAN(R) and/or PUREMA purchased for the year exceed the amount used to set the invoice price for that year, then Membrana shall pay EIR a refund so that EIR's total purchase expenditure is made equal to the expenditure that would have occurred if the price for the actual volume had been invoiced all year. Such payment shall be made by February 28 of the following year. Conversely, if EIR's total kilometers of SYNPHAN(R) and/or PUREMA purchased are less than the quantity used to set the invoice price, then EIR shall pay Membrane a refund so that EIR's total purchase expenditure is made equal to the expenditure that would have occurred if the price for the actual volume had been invoiced all year. Such payment shall be made by February 28 of the following year.

3.2   Net Invoice Pricing

      Each year in November an agreement will be made on invoice price for the following year. The price is set according to the pricing table above (paragraph 3.1), and the volume reasonably and jointly expected for the following year.

      At the end of each calendar quarter (ending March 31, June 30, September 30 and December 31) the invoice price will be revised under consideration of (a) the actual quantities purchased by EIR and (b) the parties' estimate of EIR's purchases over the balance of the year.

      Each month EIR shall provide Membrana with a non-binding forecast indicating its demand for the next three months.

      The delivered volume per bundle type may exceed or fall below the ordered/confirmed amount by [**]%. The quantity actually delivered will be invoiced.

      If Membrana cannot meet EIR's requirements for any reason, and EIR has placed the corresponding orders in time as per article 4 and MEMBRANA has accepted these orders for production and has informed EIR about the scheduled shipping date as per article 4, Membrana will reserve production capacity for EIR according to the ratio between EIR's total annual purchase volume and the total annual purchase volume of Membrane's other customers for SYNPHAN(R) HF600T and PUREMA.

Article 4: Payment and Delivery Terms

4.1 Products shall, be ordered by EIR under a purchase order. EIR shall send the purchase orders at least [**] before shipment date, indicating the membrane type, bundle specification, number of bundles, and the requested shipping date.

4.2 Membrana will send EIR an order confirmation accepting the details of the relevant order and providing a definite date of shipment. Membrana shall accept and timely supply all orders that are within the volumes forecasted for the period by EIR. Membrana shall use its best efforts to accept and timely supply all orders in excess of EIR's forecasted amount for the period or requesting delivery in less than [**] from the order date, and shall notify EIR in writing if Membrana anticipates that it will not be able to satisfy such orders by the delivery dates indicated.

4.3 Accepted purchase orders may be cancelled by EIR at any time prior to Product production for the order. If EIR sends notice of an order cancellation, Membrana shall use best efforts to ensure that Product production is promptly stopped with respect to that order.

4.4   EIR shall effect the payment of the purchase price in Euro as follows:
      Payment shall be made within [**] after date of invoice, net. Payment shall be made by wire transfer to Membrana's account [**]. Taxes and duties, if any, will be borne by EIR in accordance with German Law.

4.5 All deliveries shall be effected free carrier (as defined in the Incoterms 2000 of the International Chamber of Commerce) at Membrana's premises in Wuppertal. Packaging shall be included in the price.

4.6 EIR shall duly examine all deliveries of membrane bundles received for any apparent defects. In case there should be any reason for complaints, EIR shall notify MEMBRANA of such complaint in writing within [**] after the respective installment of membrane bundles has been received; in case of hidden defects notice of complaints shall be given by EIR immediately after discovery, but no later than the expiration date of the finished dialyzer. In its notice, EIR shall specify the quantity found defective, the corresponding invoice, packing units, fabrication numbers and production days of the bundles in question. EIR makes no representation that it will inspect all bundles delivered and Membrana understands that it is fully responsible for ensuring that its bundles meet the Specifications. EIR agrees that Membrana shall not be responsible for defects to membranes caused directly by EIR's manufacturing processes.

4.7 Membrana shall reimburse EIR for the cost of replacing all finished products into which Membrana out-of-Specification fibers have been incorporated and shall replace all out-of-Specification bundles not yet incorporated into finished product. In addition, Membrana shall reimburse EIR for all recall expenses incurred by EIR or its affiliates relating to products incorporating out-of-Specification fibers, up to the amount of double the net invoice sum for the delivery(ies) containing out-of-Specification fibers.

Article 5: Retention of Title

5.1 Title to the membrane bundles supplied by Membrana shall remain with Membrana until the purchase price for such bundles has been paid in full. EIR may not pledge or give a security interest in bundles supplied by Membrana until the purchase price has been paid in full.

5.2 EIR may sell products incorporating the bundles in the ordinary course of its business before payment has been made in full. EIR hereby assigns to Membrana all future rights and claims towards EIR's customers resulting from the sales of products incorporating Membrana bundles for which the purchase price has not yet been paid in full; provided that (a) EIR shall have no obligation to notify its customers of this assignment unless it is in payment default for a period of [**] following written notice from Membrana, and (b) Membrana agrees that it shall not exercise any rights against such customers until providing EIR [**] prior written notice of the payment default and its intent to recover against customers. Membrana shall exercise no rights against such customers in the event payment is made within [**] of this notice.

5.3 EIR is entitled to collect the proceeds of products sold incorporating Membrana bundles, which proceeds shall, to the extent of, and in the event the purchase price therefore has not yet been fully paid by EIR, become ipso jure property of Membrana, and which shall be held by EIR separately from other means of payment for Membrana's benefit until payment in full of the purchase price has been made. Thereafter, all rights of Membrana in such proceeds shall be void.

5.4 In the event Membrana's retention of title loses its validity, EIR shall be obligated to grant Membrana, without delay, reasonable security for the bundles not yet paid for.

5.5 EIR shall obtain commercially reasonable insurance for bundles subject to retention of title to cover any loss of such bundles, and shall provide Membrana a certificate of this insurance coverage upon its request.

5.6 In the event EIR does not pay for the bundles within [**] of written notice of a payment default, or if EIR becomes insolvent, EIR must, at the request of Membrana, surrender the bundles in its possession that are subject to retention of title to Membrana. The taking back of goods subject to retention of title does not constitute a termination of the Agreement.

Article 6: Quality Data & Technical & Scientific Support, Regulatory Matters

6.1 Membrana shall provide EIR with each shipment of membrane bundles the `QC Data List' and the `Attachment to QC-Specification' as shown by example in ANNEX III. This shall include, among other things, a certification that the membrane bundles meet the Specification, and that the Products have been manufactured in accordance with applicable laws and regulations.

6.2 Membrana shall provide reasonable assistance to EIR in connection with all regulatory filings made by EIR or its affiliates relating to products incorporating the membranes supplied by Membrana. Membrana, however, shall not be liable for any damages resulting from the given technical advice or the provided assistance.

6.3 EIR and its representatives and affiliates shall get the opportunity with prior written consent of Membrana, during regular business hours, to audit Membrana's facilities where the membranes are manufactured, packaged and stored and to make any further examination reasonably necessary to ascertain compliance with the membrane Specifications and this Agreement.

6.4 Membrana shall give EIR immediate notice if Membrana becomes aware of any defect or condition which in any way alters the membrane Specifications or the quality of any of the membranes supplied.

6.5 Membrana shall trace and maintain records regarding the source and lot number of each membrane shipment. These records shall be delivered to EIR upon EIR's request or upon the termination of this Agreement.

6.6 Membrana shall promptly notify EIR of the occurrence of any regulatory inspections and of any changes in regulatory status.

Article 7: Exclusivity

EIR and NxStage intend to purchase the majority, and potentially all, of their blood-contacting ESRD therapy membranes from Membrana, and agree to work in good faith with Membrana to preserve Membrane's position as the primary supplier of blood-contacting ESRD therapy membranes for EIR and NxStage. Membrana, however, acknowledges that EIR and NxStage may need to maintain alternative sources of membrane supply in order to protect against supply shortfalls, membrane failures or other potential disruptions in membrane supply, and that EIR and NxStage may obtain such supply without penalty hereunder.

Article 8: Confidentiality, Intellectual Property, Infringement Matters

8.1 EIR and NxStage shall keep strictly confidential any information disclosed by Membrana during the term of this Agreement which is confidential by nature or expressly marked as confidential, and Membrana will keep strictly confidential all information disclosed by EIR or NxStage during the term of this Agreement which is confidential by nature or expressly marked as confidential. Without limiting the foregoing, Membrana shall treat the purchase orders of EIR as strictly confidential, especially prices, quantities and membrane specifications. The Parties' obligations to keep information confidential shall survive for [**] following the termination of this Agreement.

For purposes of this Agreement, confidential information shall not include:

      - Information, which was, or becomes, in the public domain through no fault or action of the non-disclosing party;

      - Information which was already known by the non-disclosing party, as shown by its written records;

      - Information which becomes known by the non-disclosing party from a third party not under an obligation of confidentiality to the disclosing party; and

      - Information which is independently developed by the non-disclosing party.

8.2 All ideas, developments and inventions made or conceived by Membrana during the term of this Agreement and for [**] thereafter which relate to EIR's or NxStage's confidential information or which are made or conceived by Membrana jointly with representatives of EIR or NxStage shall be the sole and exclusive property of EIR.

8.3 Membrana represents and warrants that it is not aware of any third party patent rights which could be infringed by SYNPHAN HF600T or PUREMA. In the event that such a right is asserted against either party, however, the respective party shall immediately inform the other party and both parties shall discuss subsequent actions.

      (a) If after due evaluation Membrana or EIR decides to reduce or stop the supply or use of SYNPHAN HF600T or PUREMA in compliance with such assertion, then Membrana will buy back from EIR unused inventories of SYNPHAN HF600T or PUREMA, s the case may be, at the same price as EIR has paid for SYNPHAN HF600T or PUREMA, respectively.

      (b) If the parties agree to continue the supply and use of SYNPHAN HF600T or PUREMA in spite of such an assertion, they shall jointly organize their defense and shall agree on a fair sharing of costs required for an appropriate defense.

Article 9: Liability

9.1 Membrana shall not be liable for representations made during contract negotiations, including without limitation, for incorrect advice given to EIR or NxStage during such negotiations.

9.2 If Membrana gives technical advice to EIR or NxStage without respect to the processing or treatment of bundles, it is agreed that such advice is given without any liability on Membrana.

9.3 Without limiting the foregoing, Membrana shall not be liable for minor violations of the Agreement which do not result in material harm to EIR or NxStage or physical injury to a person (it being specifically understood without limitation that the delivery of out-of-Specification bundles shall not constitute a minor violation of the Agreement), unless such minor violations are the result of Membrana's or its agents' or affiliates' gross negligence or willful misconduct.

9.4 In no event shall either party be liable to the other party under this Agreement for any consequential, incidental, special or other indirect damages arising under this Agreement.

9.5 Each party ("the Indemnifying Party") agrees to indemnify and hold the other party (the other party and its affiliates and the officers, employees and directors of the other party and its affiliates, collectively hereinafter referred to as the "Indemnified Party") harmless from any and all third party claims, damages, costs and expenses that may be claimed or asserted against the Indemnified Party, arising out of the negligence of the Indemnifying Party in performing its obligations hereunder, the breach of the Indemnifying Party of any terms hereunder, or the supply of a defective product or component by the Indemnifying Party hereunder. The obligation of the Indemnifying Party to indemnify the Indemnified Party pursuant to this Section shall be conditioned upon the Indemnified Party giving reasonably prompt notice of any such claim for indemnification to the Indemnifying Party, and giving the Indemnifying Party authority to conduct the defense of any action; provided, however, that the Indemnified Party may retain additional counsel at its own expense and participate in any such litigation.

Article 10: Term

This Agreement shall enter into force upon signature of the last signing party and shall remain valid for four years.

This Agreement may be renewed for an additional term, subject to the mutual written agreement of the parties. Either party shall have the right to terminate this Agreement if the other party breaches any of its obligations under this Agreement and fails to cure such breach within [**] of receiving written notice from the non-breaching party. In addition, EIR shall have the right to terminate this Agreement in the event Membrana materially fails to perform its supply obligations hereunder for a period of at least [**], including without limitation, failures due to a continued force majeure event. In case of termination of this Agreement all confirmed orders have to be fulfilled and to be paid for.

Article 11: Representations and Warranties

11.1  EIR and Membrana each hereby represent and warrant as follows:

      11.1.1 It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the full corporate power and authority to enter into this Agreement and perform its agreements and covenants to be performed hereunder.

      11.1.2 The execution and delivery of this Agreement and its performance of the covenants and agreements hereunder have been duly authorized by all necessary corporate action and, when executed and delivered, shall be valid and binding upon it.

      11.1.3 Neither the execution and delivery of this Agreement nor the performance by it of the transactions contemplated herein will violate any provision of its certificate of incorporation or bylaws or any rule, law, regulation, judgment, decree or other order of any court, government, or governmental agency or instrumentality, or conflict with or result in any breach of any of the terms of, or the creation or imposition of any charge or encumbrance pursuant to, any contract or agreement to which it is a party or by which it, or any of its assets and properties are bound.

11.2 Membrane warrants that the bundles delivered to EIR under this Agreement shall comply with the Specifications.

Article 12: Choice of Law, Arbitration

12.1 All disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said rules and according to German Law. Venue shall be Dusseldorf, Germany; language of the arbitration shall be English.

Article 13: Force Majeure

13.1 Neither Membrana nor EIR shall be liable for any failure to perform under this Agreement, including any failure or delay in delivering Products, that is caused by an event of force majeure. For purposes hereof, force majeure shall mean any cause beyond Membrana's or EIR's reasonable control, including, but not limited to, acts of God, war, riots, flood, fire, explosion, strikes, lock-out and epidemic.

Article 14: Miscellaneous

14.1 EIR shall have the right to market and advertise products incorporating membranes supplied by Membrana under EIR's or its affiliates' name, trademarks, labels or other designations and the same shall remain the sole and exclusive property of EIR or its affiliates. In addition, EIR and its affiliates shall have the right to reference Membrana's name and logo on EIR's or its affiliates' products Incorporating Membrane fibers in accordance with this Supply Agreement, with Membrane's prior written consent, which shall not be unreasonably withheld.

14.2 If any provision of this Agreement should become invalid this shall in no way interfere the validity of the remaining provisions. The parties will replace the provision declared invalid by another provision coming the closest possible to the provision declared invalid.

14.3 Membrana's General Conditions of Sale, in the form attached hereto as ANNEX IV, shall apply to all sales of membranes hereunder provided that if such conditions of sale conflict with any terms hereunder, the terms of this Agreement shall govern. Notwithstanding the foregoing, the parties agree that [**] shall not apply to sales of membranes hereunder or to EIR under this Agreement.

14.4 The rights and obligations under this Agreement shall not be assignable without the prior written consent of the other party. Notwithstanding the foregoing, the terms of this Agreement shall survive a change-in-control of either party; provided that any successor or acquirer of EIR or Membrane may terminate this Agreement upon 12 months prior written notice within the first 12 months following any such change-in control of EIR or Membrana.

14.5  Any modifications of this Agreement must be in writing.

14.6 This Agreement constitutes the entire agreement between EIR and Membrana and supersedes any previous agreement between the parties relating to the subject matter of this agreement.

EIR Medical, Inc.                    Membrana GmbH

By: /s/ Jeffrey Burbank              By:  /s/ Ulf Seidel
Jeffrey Burbank                      Ulf Seidel

Lawrence, MA    September 30, 2004   Wuppertal,                 October 25, 2004

                                     Anthony Mancusi /s/ Anthony Mancusi

                                     Charlotte, NC              October 1, 2004

REVIEWED AND AGREED:

NxStage Medical, Inc.

By:  /s/ Jeffrey Burbank
Jeffrey Burbank

Lawrence, MA    September 30, 2004

                                   ATTACHMENTS

Annex I Specifications for SYNPHAN and PUREMA Dialysis Membranes

      Four (4) pages of Confidential Materials omitted and filed separately with the Securities and Exchange Commission.

Annex II Specification for SYNPHAN and PUREMA Fiber Bundles

     Three (3) pages of Confidential Materials omitted and filed separately with the Securities and Exchange Commission.

Annex III QC Data and QC Data List Examples (SYNPHAN and PUREMA)

      Two (2) pages of Confidential Materials omitted and filed separately with the Securities and Exchange Commission.

Annex IV MEMBRANA General Terms and Conditions

MEMBRANA

Underlining Performance

Conditions of Sale

GENERAL CONDITIONS OF SALE OF MEMBRANA GMBH

I. EXCLUSIVE VALIDITY OF OUR CONDITIONS OF SALE

All of our quotations and tenders are based on our General Conditions of Sale. We accept purchase orders exclusively on these terms. General terms and conditions of the purchaser or agreements deviating from our Commercial Code shall be binding on us only if we expressly recognise them in writing. With the placing of an order or the acceptance of work of services the purchaser recognises the validity of our General Terms and Conditions not only for the business transaction in question, but also for all future business transactions.

II. AREA OF APPLICATION

Our General Terms and Conditions shall apply only to legal transactions with companies in the sense of the German Civil Code.

III. DELIVERY

1. As soon as the goods leave our works or our warehouse or are made available to the Buyer ready for shipping in a manner establishing default in acceptance, all transport risks shall pass to the Buyer.

2. Periods and deadlines agreed upon for our services and work shall only be deemed to be binding, if they are expressly designated as such by us. A delivery period or a delivery date shall be deemed to have been adhered to, if the goods have left our works or our sales warehouse by the expiry of the period.

3. Force Majeure and other obstructions which are beyond our control such as war, mobilisation, fire, strike and lockout and suchlike shall exempt us, for the duration of such disturbance and its consequences, from the obligation to deliver. Should such circumstances occur, after we have defaulted, the consequences of default shall remain excluded for the duration of their effectiveness. If the delivery period agreed upon is exceeded by more than two months, the Buyer and the Seller shall be entitled to cancel the part of the contract not performed.

4. The Buyer must, if the delivery period is exceeded, set a reasonable extension of the period in writing. If we have not performed the work or service within this additional period, the Buyer shall be entitled to cancel the contract.

5. From the exceeding of a period for performance or a performance date or from performance default the Buyer shall not be entitled to derive any claims for damages against us, unless the exceeding of the period or deadline is due to wilful intent or gross negligence on the part of one of our statutory representative or of one of our vicarious agents.

6. We shall be entitled to effect part deliveries and to invoice each part delivery in itself, as far as a part delivery is tolerable for the Buyer. The re-sale of the goods delivered using make-up and packaging material owned by us shall require our prior written consent.

7. Seller may deliver against any order an excess or deficiency of up to 10 % of the quantity ordered. The quantity actually delivered will be invoiced.

IV. PAYMENT

1. Besides the prices agreed, the Buyer must pay the statutory value-added or turnover tax at the currently applicable rate.

2. Retention of due payments or offsetting shall be possible only on the basis of claims of the purchaser which have been the subject of non-appealable court decisions or have been recognised by us in writing.

3. All costs arising in connection with the contract in the country of the Buyer including fees and taxes which were not known at the time of the conclusion of the contract shall be borne by the Buyer.

4. If, after the conclusion of the contract, circumstances come to our knowledge which appear to make the credit worthiness of the purchaser doubtful, we can, at our discretion, demand cash in advance or provision of securities.

5. In case of late payment by Buyer, Buyer shall, without prejudice to any other right of Seller, be liable to pay interest at a yearly rate of 8 % in excess of the basic interest rate (Euribor).

V. RETENTION OF TITLE

1. The goods supplied by us shall remain our property up to the complete settlement of all of our receivables from the reciprocal business relationship including any possible current account balance. The goods may not be pledged to others or transferred as security.

2. Should we as a result of a combination of the goods supplied by us with the goods of the purchaser not acquire co-ownership, but lose our property, the ownership or co-ownership of the Buyer of the new item shall immediately pass to us upon its creation. All expectant rights which could lead to such an acquisition of ownership or co-ownership by the Buyer, are now already assigned to us by the latter. Any possible transfer necessary by us for the acquisition of the ownership or co-ownership shall be replaced by the agreement that the party ordering the goods preserves the item for us like a borrower, or, if the party ordering a good does not own the item, by the assignment of the entitlement to surrender against the owner to us already agreed hereby. The ownership or co-ownership arising for us is to be treated legally like the original goods. Otherwise the goods supplied by us and subject to retention of title are also to be treated with care.

3. If the Buyer, despite default, does not pay or if the Buyer threatens to become insolvent, the Buyer must, at our request, surrender the goods subject to retention of title for our free disposal. The taking-back of goods subject to retention of title does not constitute any cancellation of the contract.

4. All receivables of the Buyer from re-sale of goods of which we have ownership or coownership (goods subject to retention of title) shall already pass to us upon the conclusion of the transaction of sale. This shall apply whether the goods are sold to one or to several customers. The purchaser must collect the receivables assigned. We can revoke this authority, if the purchaser does not punctually meet one of his obligations towards us or if circumstances come to our knowledge which make our rights appear threatened.

5. We undertake, at the request of the Buyer, to release the securities (goods and accounts receivable) to which we are entitled according to the above rules at our discretion, if their value exceeds the claims to be secured by more than 20 %. For the valuation of the security their realisable value (securing value) is decisive.

6. If our retention of title loses its validity in the case of supplies abroad or for other reasons, the purchaser shall be obliged to grant to us without delay security for the items supplied or any other security for our accounts receivable which will be effective according to the law applicable in each case and come as close as possible to the retention of title according to German law.

7. The Buyer shall be obliged to insure the goods subject to retention of title with the due care and diligence of a prudent businessman and on request to provide evidence to the effect that this insurance has been taken out. The Buyer already now assigns to us his claims under this insurance by way of security.

VI. INCOTERMS

The usual commercial terms such as FOB and CIF shall apply in accordance with the INCOTERMS of the International Chamber of Commerce in the version as of the conclusion of the contract.

VII. CLAIMS CONCERNING DEFECTS

1. Notices of defects must be sent in writing at the latest within 30 days of receipt of the goods - in the case of hidden defects without delay after their discovery - stating the invoice and packaging unit. Deviations with regard to the raw or colour shade of the goods supplied shall not be deemed to be

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defects, unless they lead to a considerable deterioration in the usability of the products made therefrom.

2. In the case of notices of defects sent in good time and justifiably we shall, at our discretion, have the right to reduce the purchase price by a reasonable amount or to supply a replacement. In the event of a failed delivery of replacement the purchaser shall have the choice between repeat delivery of a replacement, reasonable reduction of the price and returning of the goods after the refunding of the purchase price. Defects in one part of our performance shall not entitle the Buyer to complain about the performance as a whole.

3. If the Buyer wishes to further process the goods despite identifiable defects, he shall give us an opportunity to make comments in good time prior to this.

4. Claims of the purchaser based on defects shall be subject to the statute of limitations 12 months after the delivery of the goods.

5. Our warranties shall expire, if the goods are modified by others, moreover, our warranty shall expire, if the Buyer does not follow our instructions for use.

VIII. LIABILITY

1. For consequences

a) of errors which occur during contract negotiations, in particular for the consequences of inadequate or incorrect advice given to the Buyer,

b) the violation of non-essential contractual duties (subsidiary duties), for example a consulting or protection obligation,

c) an unlawful act, unless it consists of injury for life and limb or the impairing of the health of the Buyer, we shall only accept liability if these consequences are due to wilful intent or gross negligence of one of our statutory representatives or one of our vicarious agents.

2. Should the Buyer suffer disadvantages as a result of the fact that we violate non-essential contractual obligations (subsidiary obligations), for example a consulting or protection obligation, we shall likewise only accept liability if these consequences are due to wilful intent or gross negligence of one of our statutory representatives or one of our vicarious agents.

3. For consequences, as long as they do not consist of injury of life and limb or the impairing of the health of the Buyer, or unlawful acts which one of our statutory representatives or one of our vicarious agents commit, we shall only accept liability if these consequences were brought about by wilful intent or gross negligence.

4. Where Seller gives technical advice to Buyer with respect to the processing or treatment of the goods, it is agreed that such advice is given without any liability on Seller's part.

IX. MAKE-UP AND PACKAGING MATERIAL

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If the Buyer does not return make-up and packaging material which remains our property within a time limit to be determined by us on the terms and conditions laid down and in a state capable of being used we shall be entitled to invoice the Buyer for the replacement price and to demand immediate payment for it. If the Buyer provides evidence of damage considerably below the replacement price, only this is to be refunded.

X. MARKS AND SIGNS

Marks and signs under which the goods are supplied must not be used for the products produced therefrom without our prior written consent.

XI. OTHER PROVISIONS

1. The sales contract shall be subject to German law. The use of the Convention of the United Nations of 11.04.1980 concerning contracts on international purchase of goods shall be excluded.

2. The exclusive venue for all disputes about and resulting from the contract shall be Wuppertal. We shall, however, have the right to sue the Buyer at any other venue applicable to him.

3. Should any provision of this contract be or become ineffective, or should a gap emerge in this contract, the effectiveness of the remaining provisions shall not be affected by this.

4. In place of the ineffective provisions or in order to fill the gap a reasonable provision shall be inserted which, as far as legally possible, comes as close as possible to what the parties concluding the contract wanted or would have wanted according to the sense and purpose of the contract, if they had considered the point.

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